                                                                 EXHIBIT 10.1




                            ASSET PURCHASE AGREEMENT

                           DATED AS OF MARCH 29, 1994

                                    BETWEEN

                         RAMPART OPERATING PARTNERSHIP

                                      AND

                             A. H. BELO CORPORATION

                               TABLE OF CONTENTS


                                                                                                                      Page
                                                                                                                      ----
         SECTION 1:  DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                 1.1      "Accounts Receivable" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.2      "Assets"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.3      "Assumed Contracts" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.4      "Best Efforts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.5      "CBS Uplink Reimbursement Payments" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.6      "Channel 15 Accounts Receivable"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.7      "Channel 15 Partnership"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.8      "Closing"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.9      "Closing Date"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.10     "Communications Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.11     "Consents"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.12     "Contracts" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 1.13     "Cox" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 1.14     "Effective Time"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 1.15     "Elder Plan"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 1.16     "Escrow Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 1.17     "Escrow Deposit"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 1.18     "Excluded Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 1.19     "FCC Consent" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 1.20     "FCC Licenses"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 1.21     "Final Order" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 1.22     "Indemnification Escrow Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 1.23     "Indemnification Fund"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 1.24     "Indemnification Fund Escrow Agent" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 1.25     "Joint Venture Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 1.26     "Joint Venture Interest"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 1.27     "Licenses"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 1.28     "Material Consents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 1.29     "New CBS Affiliation Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 1.30     "Participant" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 1.31     "Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 1.32     "Prorations Certificate"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 1.33     "Purchase Price"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 1.34     "Real Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 1.35     "Seller's Share of Channel 15 Accounts  Receivable"   . . . . . . . . . . . . . . . . . . .   7
                 1.36     "Station Accounts Receivable"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 1.37     "Termination Liability" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

         SECTION 2:  SALE AND PURCHASE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                 2.1      Agreement to Sell and Buy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 2.2      Excluded Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 2.3      Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 2.4      Adjustments and Prorations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 2.5      Assumption of Liabilities and Obligations.  . . . . . . . . . . . . . . . . . . . . . . . .  17
                 2.6      Allocation of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         SECTION 3:  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                 3.1      Organization, Standing and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 3.2      Authorization and Binding Obligation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.3      Absence of Conflicting Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.4      Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 3.5      Title to and Condition of Real Property.  . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 3.6      Title to and Condition of Personal Property.  . . . . . . . . . . . . . . . . . . . . . . .  24
                 3.7      Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 3.8      Trademarks, Trade Names and Copyrights. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 3.9      Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 3.10     Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 3.11     Reports.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 3.12     Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 3.13     Labor Relations, OSHA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 3.14     Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 3.15     Claims and Legal Actions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 3.16     Environmental; Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 3.17     Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 3.18     Conduct of Business in Ordinary Course. . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 3.19     Cure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 3.20     Exclusivity of Representations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         SECTION 4:  REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                 4.1      Organization, Standing and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 4.2      Authorization and Binding Obligation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 4.3      Absence of Conflicting Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 4.4      Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 4.5      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 4.6      Qualifications. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         SECTION 5:  COVENANTS OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                 5.1      Pre-Closing Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 5.2      Post-Closing Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         SECTION 6:  SPECIAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 6.1      FCC Consent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 6.2      Control of the Station. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 6.3      Accounts Receivable.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 6.4      Taxes, Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 6.5      Brokers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 6.6      Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 6.7      Confidentiality.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 6.8      Cooperation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 6.9      Public Announcement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 6.10     Risk of Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 6.11     Antitrust Laws Compliance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 6.12     Employee Matters.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 6.13     Toys for Tots, Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

         SECTION 7:  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER  . . . . . . . . . . . . . . . . . . . . . . . . .  62

                 7.1      Conditions to Obligations of Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                 7.2      Conditions to Obligations of Seller.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

         SECTION 8:  CLOSING AND CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

                 8.1      Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
                 8.2      Deliveries by Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
                 8.3      Deliveries by Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

         SECTION 9:  RIGHTS OF BUYER AND SELLER ON TERMINATION OR BREACH  . . . . . . . . . . . . . . . . . . . . . .  69

                 9.1      Termination Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

         SECTION 10: SURVIVAL OF REPRESENTATIONS AND WARRANTIES,
                     AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

                 10.1     Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
                 10.2     Indemnification by Seller.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
                 10.3     Indemnification by Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
                 10.4     Procedure for Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
                 10.5     No Recourse.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
                 10.6     Exclusivity of Remedies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
                 10.7     Seller's Representative.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

         SECTION 11:  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

                 11.1     Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
                 11.2     Benefit and Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
                 11.3     Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
                 11.4     Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
                 11.5     Gender and Number.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
                 11.6     Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
                 11.7     Waiver of Compliance; Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
                 11.8     Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
                 11.9     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

                              LIST OF SCHEDULES

         Schedule 3.4             --       Licenses
         Schedule 3.5             --       Real Property
         Schedule 3.6             --       Personal Property
         Schedule 3.7             --       Contracts
         Schedule 3.8             --       Trademarks, Trade Names, Copyrights
         Schedule 3.9             --       Financial Statements
         Schedule 3.10            --       Insurance
         Schedule 3.12            --       Employee Benefit Plans
         Schedule 3.15            --       Claims and Legal Actions
         Schedule 3.16            --       Hazardous Materials
         Schedule 3.18            --       Conduct of Business in Ordinary Course
         Schedule 5.1(a)(2)       --       Trade or Barter Contracts
         Schedule 6.12A           --       Employees and Salaries
         Schedule 6.12B           --       COBRA Benefits
         Schedule 6.12C           --       Retirees and Potential Retirees
         Schedule 7.1(f)          --       Budget
         Schedule 8.2(f)          --       Opinion of Seller's Counsel
         Schedule 8.3(e)          --       Opinion of Buyer's Counsel
         Schedule 10.2            --       Indemnification Escrow Agreement

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of March 29, 1994, by and between A. H. BELO CORPORATION, a Delaware corporation ("Buyer"), and RAMPART OPERATING PARTNERSHIP, a Louisiana general partnership ("Seller").

                                R E C I T A L S:

         A. Seller is the licensee of and operates television station WWL-TV, New Orleans, Louisiana (the "Station") pursuant to licenses issued by the Federal Communications Commission (the "FCC").

         B. Seller desires to sell, and Buyer wishes to buy, substantially all of Seller's assets used or useful in the ownership or operation of the Station (other than the assets excluded hereunder) and the broadcast business made possible thereby for the price and on the terms and conditions hereinafter set forth.

                              A G R E E M E N T S:

         In consideration of the above recitals and the covenants and agreements contained herein, Buyer and Seller agree as follows:

                           SECTION 1:  DEFINED TERMS

         In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings in this Agreement:

         1.1 "ACCOUNTS RECEIVABLE" means the Station Accounts Receivable and Seller's Share of Channel 15 Accounts Receivable.

         1.2 "ASSETS" means the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Station, which assets are being sold, transferred, or otherwise conveyed to Buyer hereunder, as specified in detail in Section 2.1, other than the Excluded Assets.

         1.3     "ASSUMED CONTRACTS" means (i) all Contracts listed in Schedule
3.7 hereto designated by Buyer with an asterisk to indicate that such Contracts will be assumed by Buyer, (ii) any Contracts entered into by Seller between the date hereof and the Closing Date permitted to be entered into by Seller under
Section 5.1, and (iii) any Contracts that are not required to be listed on
Schedule 3.7 pursuant to the terms of Section 3.7.

         1.4 "BEST EFFORTS" of a party hereunder shall mean such party's efforts to take or accomplish the contemplated action but which shall not require the expenditure or payment of any monies (other than in respect of normal and usual filing fees and the fees of such party's professional advisors) or the giving of any other consideration by such party to take or accomplish such action.

         1.5 "CBS UPLINK REIMBURSEMENT PAYMENTS" means the aggregate amount of payments to be made to the Station on and after the Effective Time (i) by CBS News pursuant to the letter agreement dated October 20, 1993 from CBS News to the Station and (ii) by CBS Newsnet pursuant to the CBS Affiliate SNG Project Fixed KU-Band Uplink Cost Estimate & Equipment Proposal dated July 8, 1992.

         1.6 "CHANNEL 15 ACCOUNTS RECEIVABLE" means the rights of the Channel 15 Partnership to payment for the sale of advertising time or for services rendered by the Channel 15 Partnership prior to the Effective Time as reflected on the billing records of the Channel 15 Partnership.

         1.7 "CHANNEL 15 PARTNERSHIP" means that certain joint venture between Seller and Cox pursuant to the Joint Venture Agreement.

         1.8 "CLOSING" means the consummation of the transaction contemplated by this Agreement in accordance with the provisions of Section 8.

         1.9     "CLOSING DATE" means the date of the Closing specified in
Section 8.

         1.10 "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended.

         1.11 "CONSENTS" means all of the consents, permits or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transaction contemplated hereby.

         1.12 "CONTRACTS" means all agreements, written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which affect the Assets or the business or operations of the Station, and (i) which are in effect on the date hereof, or
(ii) which are entered into by Seller in the ordinary course of business between the date hereof and the Closing Date.

         1.13    "COX" means Cox Cable New Orleans, Inc.

         1.14 "EFFECTIVE TIME" means 4:59 a.m., local New Orleans, Louisiana time, on the Closing Date.

         1.15 "ELDER PLAN" means the Rampart Operating Partnership Executive Retirement Plan dated August 2, 1993 for the benefit of the Participant.

         1.16 "ESCROW AGREEMENT" means the Escrow Agreement of even date herewith among Buyer, Seller and Texas Commerce Bank National Association (the "Escrow Agent").

         1.17 "ESCROW DEPOSIT" means the sum of Two Million Dollars which is being deposited by Buyer with the Escrow Agent on the date hereof to secure the obligations of Buyer to close under this Agreement, such deposit being held by the Escrow Agent in accordance with the Escrow Agreement.

         1.18    "EXCLUDED ASSETS"  shall have the meaning set forth in Section
2.2 of this Agreement.

         1.19 "FCC CONSENT" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         1.20 "FCC LICENSES" means all of the licenses, permits and other authorizations issued by the FCC to Seller in connection with the conduct of the business or operations of the Station.

         1.21 "FINAL ORDER" means a written action or order issued by the FCC, setting forth the FCC Consent and (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and for the FCC to set aside the action on its own motion has expired, or (ii) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired.

         1.22 "INDEMNIFICATION ESCROW AGREEMENT" shall have the meaning set forth in Section 10.2(c) of this Agreement.

         1.23    "INDEMNIFICATION FUND" shall have the meaning set forth in
Section 10.2(c) of this Agreement.

         1.24 "INDEMNIFICATION FUND ESCROW AGENT" shall have the meaning set forth in Section 10.2(c) of this Agreement.

         1.25 "JOINT VENTURE AGREEMENT" means the Joint Venture Agreement between Cox and Loyola University d/b/a WWL-TV, dated as of January 1, 1990 and modified by the Retransmission Consent Agreement, dated as of September 15, 1993, among Seller, Cox

Cable Jefferson Parish, Inc., Cox Cable New Orleans, Inc., and Cox Cable St. Charles Parish, Inc.

         1.26 "JOINT VENTURE INTEREST" means all of Seller's joint venture interest in the Channel 15 Partnership.

         1.27 "LICENSES" means all of the licenses, permits and other authorizations, including the FCC Licenses, issued by the FCC, the Federal Aviation Administration ("FAA"), and any other federal, state or local governmental authorities to Seller in connection with the conduct of the business or operations of the Station.

         1.28 "MATERIAL CONSENTS" means the Consents provided for in Sections 6.1 and 6.11 and the Consents identified as Material Consents on
Schedule 3.7 to the extent that Consent is required under the underlying Assumed Contract or License relating to any such Consent identified in Schedule 3.7.

         1.29 "NEW CBS AFFILIATION AGREEMENT" means the network affiliation agreement to be entered into by Seller pursuant to Section 7.1(g).

         1.30    "PARTICIPANT" means William S. Elder, Jr.

         1.31 "PERSONAL PROPERTY" means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal (movable) property which are owned or leased by Seller and used or useful as of the date hereof in the conduct of the business or operations of the Station, and such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

         1.32    "PRORATIONS CERTIFICATE" shall have the meaning set forth in
Section 2.4(b).

         1.33    "PURCHASE PRICE" means the purchase price specified in
Section 2.3.

         1.34 "REAL PROPERTY" means all of the fee estates and buildings and other improvements thereon, leasehold interests, servitudes, easements, licenses, rights to access, rights-of-way, fixtures, and other real property (immovable) interests which are used by Seller, or owned by Seller and useful, as of the date hereof in the business or operations of the Station, and such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

         1.35 "SELLER'S SHARE OF CHANNEL 15 ACCOUNTS RECEIVABLE" means Seller's share of the Channel 15 Accounts Receivable as determined under the appropriate ownership rights of Seller in cash distributions as calculated under the Joint Venture Agreement.

         1.36 "STATION ACCOUNTS RECEIVABLE" means the rights of Seller to payment for the sale of advertising time on the Station or for services rendered by Seller prior to the Effective Time as reflected on the billing records of Seller relating to the Station.

         1.37    "TERMINATION LIABILITY" shall have the meaning set forth in
Section 6.12(f).

         1.38    "TRUST" shall have the meaning set forth in Section 6.12(f).

                    SECTION 2:  SALE AND PURCHASE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the Assets, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for those permitted in accordance with Sections 2.5, 3.5 or 3.6 below), more specifically described as follows:

                 (a)      The Personal Property;

                 (b)      The Real Property;

                 (c)      The Licenses;

                 (d)      The Assumed Contracts;

                 (e) All trademarks, trade names, service marks and other similar intangible assets relating to the Station, including those listed in Schedule 3.8 hereto;

                 (f) All of the Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the Station;

                 (g) All books and records relating to the business or operations of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept, subject to the right of Seller to have such books and records made available to Seller for three years;

                 (h) All intangible assets of Seller relating to the Station not specifically described above;

                 (i)      The Joint Venture Interest;

                 (j)      All goodwill and going concern value of the Station;
         and

                 (k)      The Elder Plan.

         2.2 Excluded Assets. The Assets shall exclude the following assets (the "Excluded Assets"):

                 (a) Seller's cash and cash equivalents on hand as of the Closing Date and all other cash and cash equivalents in any of Seller's bank or savings accounts; any and all insurance policies, letters of credit, or other similar items and any cash surrender value in regard thereto; any deposits; any stocks, bonds, certificates of deposit and similar investments; and Seller's notes, accounts and other claims receivable from any affiliate of Seller;

                 (b)      Any Contracts other than the Assumed Contracts;

                 (c) Any books and records which Seller is required by law to retain, subject to the right of Buyer to have access and to copy for a period of three years from the Closing Date, and books and records related to internal partnership matters of Seller or its affiliates and financial relationships with Seller's lenders;

                 (d) Any choses in action relating to the Station for periods prior to the Closing Date, including any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or fees for periods prior to the Closing Date;

                 (e) Any Station Accounts Receivable and Channel 15 Accounts Receivable;

                 (f)      Subject to Section 6.12(e) below, any Employee
         Benefit Plans;

                 (g) Assets consumed or disposed of in the ordinary course of Seller's business prior to the Closing Date in accordance with
         Section 5.1(a)(3); and

                 (h) All rights of Seller to receive payments from employees of the Station prior to the Effective Time.

         2.3 Purchase Price. The Purchase Price for the Assets shall be One Hundred and Ten Million Dollars, which amount shall be adjusted and be paid by Buyer to Seller at Closing, as follows:

                 (a) If upon Closing the Escrow Deposit is transferred to Seller such amount shall be credited to the Purchase Price.

                 (b) The Purchase Price shall be adjusted to reflect any adjustments or prorations made at Closing as provided in Section 2.4 hereof.

                 (c) The balance of the Purchase Price, (i) after the credit (if any) set forth in Subsection (a), (ii) the adjustment set forth in Subsection (b) and (iii) less the amount of the Indemnification Fund which shall be transferred by Buyer to the Indemnification Fund Escrow Agent in accordance with Section 10.2(c) hereof, shall be payable to Seller by wire transfer of immediately available federal funds to such accounts as are designated by Seller in written instructions to Buyer.

         2.4     Adjustments and Prorations.

                 (a) Adjustments. On the Closing Date, the Purchase Price shall be adjusted, i.e., either increased or decreased, by the adjustments called for under this Section 2.4(a). Final adjustments shall be made after the Closing Date pursuant to the provisions of Section 2.4(c) hereof.

                          A.      Except as otherwise provided in this Section
2.4, all revenues arising from the Channel 15 Partnership allocable to the Joint Venture Interest and from the Station, and all expenses arising from the Channel 15 Partnership allocable to the Joint Venture Interest and from the Station, including business and license fees (including any retroactive adjustments thereof), utility charges, real and personal property taxes and assessments levied against the Assets or the assets of the Channel 15 Partnership, property and equipment rentals, applicable copyright or other fees, wages, payroll taxes, salaries, commissions, accrued and unpaid vacation pay (subject to the provisions of Section 2.4(a)G below), accrued and unpaid sick pay, time sales and service charges, taxes (except for taxes arising from the transfer of the Assets hereunder which shall be paid as set forth in Section 6.4 hereof), trade and barter transactions (subject to Section 2.4(a)D below) and similar prepaid and deferred items, shall be recorded as of the Effective Time in accordance with generally accepted accounting principles and prorated between Buyer and Seller in accordance with the principle that Seller shall receive all revenues, and all refunds to Seller and deposits of Seller held by third parties, and shall be responsible for all expenses, costs and liabilities allocable to the conduct of the business or operations of the Station or the Channel 15 Partnership for the period prior to the Effective Time, and Buyer shall receive all revenues and shall be responsible for all expenses, costs and obligations allocable to the conduct of the business or operations of the Station or the Channel 15 Partnership after the Effective Time.

                          B.  The Purchase Price shall be further increased by
the CBS Uplink Reimbursement Payments.

                          C.      Subject to the terms of Section 6.12(f), the
Purchase Price shall be increased to the extent that the assets held by the Trust as of the Closing Date under the Elder Plan exceed the Termination Liability. Sections 2.4(b) and (c) shall not be applicable to this adjustment which shall be governed by Section 6.12(f).

                          D.      Notwithstanding the foregoing, no adjustment
shall be made hereunder with respect to any trade and barter agreements that have expired on or prior to the Closing Date.

                          E.      Notwithstanding the foregoing, there shall be
no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts, or any other obligation or liability not being assumed by Buyer in accordance with Section 2.5. Notwithstanding anything contained to the contrary in this Agreement, no adjustments shall be made hereunder with respect to Station Accounts Receivable and Channel 15 Accounts Receivable which shall be handled pursuant to Section
6.3 hereof.

                          F.      The Purchase Price shall be reduced by the
amount by which the aggregate compensation projected to be payable by CBS under the New CBS Affiliation Agreement during the first four (4) years of the term of the New CBS Affiliation Agreement is less than $6,840,000.

                          G.      (i) To the extent that, as of the Closing
Date, Seller has any obligations for vacation pay accumulated but unused as of the Effective Time that it has not discharged pursuant to Section 6.12(b)F on or prior to the Closing Date, then in addition to any adjustment under Section 2.4(a)A above in respect of such accumulated and unpaid vacation pay made in accordance with Seller's calculation of accrued vacation pay, if Buyer's customary method of accrual for such accumulated and unpaid vacation pay results in a higher accrued liability than Seller's method of accrual, Buyer also shall be entitled to an adjustment equal to one-half of the amount of the difference in liability for such accumulated and unpaid vacation resulting from Buyer's method of accrual from Seller's method of accrual.

                          (ii)      With respect to the adjustment required by
this Section 2.4(a)G, Seller shall only set forth in the Prorations Certificate its good faith estimate of the dollar amount of accumulated but unused vacation pay as of the Effective Time that Seller has not discharged pursuant to Section 6.12(b)F on or prior to the Closing Date, together with any appropriate information showing the calculation of such amount. Following receipt by Buyer of the Prorations Certificate and before the Closing Date, Buyer shall provide Seller with its good faith estimate of the dollar amount of the adjustment required by this Section 2.4(a)G (the "Vacation Pay Adjustment") together with any appropriate information showing the calculation of such amount. If Seller agrees with the Vacation Pay Adjustment or does not object to the Vacation Pay Adjustment prior to Closing, an adjustment to the Purchase Price shall be made at Closing pursuant to Section 2.3(b) based on the Vacation Pay Adjustment.

Nothing contained in the preceding sentence shall limit the right of Buyer and Seller to make post-closing adjustments to the adjustment required by this
Section 2.4(a)G under Section 2.4(c). If Seller objects in good faith to the Vacation Pay Adjustment prior to the Closing, no adjustment shall be made under this Section 2.4(a)G at Closing and the adjustment to be made under this
Section 2.4(a)G shall be determined post-closing in accordance with the procedures set forth in Section 2.4(c).

                 (b) Prorations Certificate. For the purpose of determining the prorations and adjustments required pursuant to Section 2.4(a), Seller shall deliver to Buyer, at least ten (10) days prior to the anticipated Closing Date, a certificate (the "Prorations Certificate"), to be signed at Closing by an appropriate official of Seller after due inquiry by such official, but without any personal liability to such official, which specifies Seller's good faith estimate of the dollar amount of the prorations and adjustments under Section 2.4(a) together with appropriate documentation showing the calculation of such prorations and adjustments. If Buyer objects in good faith prior to the Closing Date to any proposed adjustment in the Prorations Certificate, such disputed proposed adjustment shall be deemed omitted from the Prorations Certificate and shall be determined as part of the post-closing adjustments pursuant to Section 2.4(c), without any prejudice to Seller to raise such matters as part of the post- closing adjustments. At Closing, the Purchase Price payable under Section 2.3 hereof shall be decreased to the extent Seller owes Buyer funds or increased to the extent Buyer owes Seller funds, based upon the amount set forth in the Prorations Certificate, excluding, however, adjustments deemed omitted from such Prorations Certificate pursuant to the preceding sentence.

                 (c)      Post-Closing Adjustments.

                          A.      Within ninety (90) days after the Closing
Date, Buyer shall deliver to Seller a certificate (the "Closing Certificate") to be signed by an appropriate official of Buyer after due inquiry by such official but without any personal liability to such official, setting forth any proposed changes in adjustments or prorations made at the Closing pursuant to
Section 2.4(a), together with appropriate documentation showing the calculation of such prorations and adjustments

                          B.      If Seller shall conclude that the Closing
Certificate does not accurately reflect the changes to be made to the adjustments made as of the Closing pursuant to Section 2.4(a), Seller shall, within thirty (30) days after its receipt of the Closing Certificate, furnish Buyer with a written statement setting forth, with appropriate supporting documentation, any discrepancy or discrepancies believed to exist (the "Discrepancy Statement"). If Seller notifies Buyer of its acceptance of the Closing Certificate, or if Seller otherwise fails to deliver a Discrepancy Statement within the thirty-day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the earlier to occur of (i) the date on which Seller notifies Buyer of its acceptance of the Closing Certificate or (ii) the last day of such thirty-day period.

                          C.      Seller and Buyer shall attempt jointly to
resolve the discrepancy within fifteen (15) days after receipt by Seller of the Discrepancy Statement, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or review. If Seller and Buyer cannot resolve the discrepancy to their mutual satisfaction within such fifteen-day period, Buyer and Seller shall, within the following ten (10) days, jointly designate a nationally known independent public accounting firm (other than Deloitte & Touche and Ernst & Young) to be retained to review the Closing Certificate together with the Discrepancy Statement and any other relevant documents. The cost of retaining such independent public accounting firm shall be borne equally by Seller on the one hand and Buyer on the other hand. Such firm shall report its conclusions in writing to Buyer and Seller and such conclusions as to adjustments under Section 2.4(a) shall be conclusive and binding on all parties to this Agreement and not subject to dispute or review.

                          D.      If, as a result of the final determination
adjustments pursuant to this Section 2.4(c), (i) Buyer is determined to owe an amount to Seller, Buyer shall pay such amount thereof to Seller, in immediately available funds within five (5) days of the date of such final determinations, or (ii) Seller is determined to owe an amount to Buyer, Seller shall pay such excess to Buyer, in immediately available funds, within five (5) days of the date of such final determination.

         2.5 Assumption of Liabilities and Obligations. As of the Effective Time, Buyer shall assume, pay, discharge and perform (i) all the obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time period after the Effective Time or which by the terms thereof are to be performed, observed, paid or discharged after the Effective Time; (ii) all obligations and liabilities arising out of events occurring after the Effective Time related to the ownership of the Assets or the conduct of the business or operations of the Station after the Effective Time; (iii) all obligations and liabilities of Seller relating to the Channel 15 Partnership; and (iv) all obligations and liabilities of Seller to the extent that any adjustment is made or is to be made in Buyer's favor pursuant to Section 2.4 hereof. All other obligations and liabilities of Seller, including (i) any obligations under any Contract not included in the Assumed Contracts, (ii) any obligations under the Assumed Contracts relating to the time period prior to the Effective Time except to the extent that any adjustment is made or is to be made with respect thereto in Buyer's favor pursuant to Section 2.4 hereof, (iii) any claims or pending or threatened litigation or proceedings against the Station relating to events occurring prior to the Effective Time regardless of when such claims are asserted or such litigation or proceedings commenced, and (iv) any liability or obligation relating to the filing of reports or forms relating to the Employee Benefit Plans or Compensation Arrangements (as hereinafter defined), shall remain and be the obligations and liabilities solely of Seller.

         2.6     Allocation of Purchase Price.

                 Buyer, at its option, may have an appraisal of the Assets conducted, at its expense, that allocates the Purchase Price among the Assets and Seller shall afford Buyer's appraiser reasonable access to the properties and records of Seller to permit completion of the appraisal. If Buyer elects to have an appraisal conducted, as soon as reasonably available, Buyer shall provide Seller with a draft of such appraisal and proposed allocation before its completion. Buyer agrees to consult with Seller regarding the allocation of the Purchase Price among the Assets as set forth in any appraisal prior to completion of the appraisal. Buyer and Seller shall attempt in good faith to agree on the appropriate allocation of the Purchase Price among the Assets, but neither Buyer nor Seller shall be legally obligated to agree upon such allocation. If Buyer and Seller agree upon such allocation, each party shall be bound by such allocation and shall file all tax returns (federal, state and local) in accordance with such allocation. If Buyer and Seller do not agree upon such an allocation, neither party shall be bound by the other party's allocation. If Seller requests, Buyer shall afford Seller's representatives reasonable access after Closing to the properties and records of the Station for purposes of permitting Seller to obtain an appraisal of the Assets.

              SECTION 3:  REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing and Authority. Seller is a general partnership duly organized and validly existing under the laws of the State of Louisiana which is the only jurisdiction where the conduct of the business or operations of the Station requires Seller to qualify to conduct its business as presently conducted. Seller has all requisite partnership power and authority
(i) to own, lease, and use the Assets as presently owned, leased and used, (ii) to conduct the business or operations of the Station as presently conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Seller hereunder and thereunder. Except for the Channel 15 Partnership, Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the Station's operations or the Assets. The capital contributions to the Channel 15 Partnership are as set forth in the Joint Venture Agreement and the Channel 15 Partnership has no indebtedness for borrowed money other than accounts payable

(including accounts payable owed to Seller and Cox) incurred in the ordinary course of business.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary actions on the part of Seller and its partners. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court-applied equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any third party; (ii) will not conflict with any provision of the partnership agreement of Seller;
(iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, decree, rule, regulation or ruling of any court or governmental instrumentality, which is applicable to Seller;
(iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Seller or the Station is a party or by which Seller or the Station may be bound; or (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets.

         3.4 Licenses. Schedule 3.4 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of the Licenses (including any and all amendments and other modifications thereto) listed on Schedule 3.4. To Seller's knowledge, the Licenses listed on Schedule
3.4 were validly issued and Seller is the authorized legal holder thereof. The FCC Licenses comprise all of the licenses, permits and other authorizations required from the FCC for the conduct of the business or operations of the Station in accordance with applicable laws and in the manner and to the extent they are now conducted. The Licenses listed on Schedule 3.4 (other than the FCC Licenses) comprise all of the licenses, permits and other authorizations required from any governmental or regulatory authority (other than the FCC) for the conduct of the business or operations of the Station in all material respects in accordance with applicable laws and in the manner and to the extent that they are now conducted. None of the Licenses listed on Schedule 3.4 is subject to any restriction or condition which would limit the full operation of the Station as presently operated. The Licenses listed on Schedule 3.4 are in full force and effect. The business and operations of the Station are being conducted in accordance with the FCC Licenses and in all material respects in accordance with the Licenses listed on Schedule 3.4 (other than the FCC Licenses). Seller has no reason to believe that the Licenses issued by the FCC will not be renewed by the FCC in the ordinary course.

         3.5 Title to and Condition of Real Property. Schedule 3.5 contains descriptions of all the fee estates and servitudes included in the Real Property conveyed hereunder. Seller owns no real property other than the real property described on Schedule 3.5. Seller has good and merchantable fee simple title to all of the fee estates (including the improvements thereon), listed in said Schedule free and clear of all liens, mortgages, pledges, covenants, servitudes, restrictions, encroachments, leases, charges, and other claims and encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber, or other rights or interests, except for (i) liens for real estate taxes and assessments not yet due and payable, (ii) easements, rights-of- way, servitudes, reservations, exceptions, including slight variances between title and actual measurements, and restrictions, none of which materially and adversely affects the use and merchantability of such property in the business of Seller as now conducted, (iii) materialman's, mechanic's, repairman's and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that are being contested in good faith by appropriate actions of Seller and that will be discharged at or prior to Closing, (iv) encroachments permitted to remain by operation of law and/or the passage of time, or both, none of which materially affects the use or merchantability of the affected Real Property in the business of Seller as now conducted, and (v) the leases set forth on Schedule 3.5. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5 except for encroachments permitted to remain by operation of law and/or the passage of time or both, none of which materially affects the use or merchantability of the affected Real Property in the business of the Seller as now conducted. Seller has delivered to Buyer true and complete copies of all deeds, leases, or other instruments pertaining to the use or occupancy of the Real Property (including any and all amendments and other modifications of such instruments), all of which instruments are as to Seller and, to Seller's knowledge as to other parties thereto, valid, binding and enforceable in accordance with their terms except as the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court-applied equitable remedies. Seller is not in breach, nor to Seller's knowledge is any other party in breach of the terms of any of such deeds, leases, or other instruments. Except as set forth on Schedule 3.5, all Real Property (including the improvements thereon) (i) is in good condition and repair consistent with its present use (ordinary wear and tear excepted), (ii) is available for immediate use in the conduct of the business or operations of the Station, and (iii) complies with all applicable building and zoning codes, except to the extent that it meets the requirements for nonconforming or conditional use status or, where required, variances or waivers or non-conforming use permits have been obtained therefor, and the other regulations of any governmental authority having jurisdiction, provided that none of such nonconforming use status, variances, waivers or nonconforming use permits materially affects the use or merchantability of the affected Real Property in the business of Seller as now conducted. Seller has full legal and practical access to the Real Property.

         3.6 Title to and Condition of Personal Property. Schedule 3.6 contains descriptions of all material items of the Personal Property which comprise all material personal property necessary to conduct the business or operations of the Station as now conducted. Except as described in Schedule 3.6, Seller owns and has good title to all Personal Property. None of the Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for (i) liens for current taxes and assessments not yet due and payable and (ii) any other claims or encumbrances which are described in Schedule 3.6 and annotated to indicate that such claims or encumbrances shall be removed prior to or at Closing. Except as shown in Schedule 3.6, each item of material Personal Property is in good operating condition and repair (ordinary wear and tear excepted), and is available for immediate use in the business or operations of the Station. All material items of transmitting and studio equipment included in the Personal Property (i) have been maintained in a manner consistent with generally accepted television industry engineering practices, and (ii) will permit the Station and any unit auxiliaries thereto to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and in all material respects with all other applicable federal, state and local statutes, ordinances, rules and regulations.

         3.7 Contracts. Schedule 3.7 contains descriptions of all the Contracts except for: (i) contracts with advertisers for the sale of time or talent on the Station for cash, substantially at rate card, and which may be canceled by the Station without penalty on not more than thirty days notice,
(ii) miscellaneous service contracts terminable at will without penalty and Employee Benefit Plans or Compensation Arrangements (as defined in Section 3.12) listed on Schedule 3.12, and (iii) other contracts not involving either aggregate liabilities under all such contracts exceeding Fifty Thousand Dollars or any material nonmonetary obligation. Notwithstanding the foregoing,
Schedule 3.7 contains a description of all oral or written Contracts with employees of the Station (other than Employee Benefit Plans or Compensation Arrangements listed on Schedule 3.12). Seller has delivered to Buyer true and complete copies of all written Contracts and true and complete memoranda of all oral Contracts, including all Contracts with employees of the Station, (including any and all amendments and other modifications to such Contracts), except for the Contracts referred to in subclauses (i), (ii) and (iii) in the preceding sentence and except for trade and barter agreements, with respect to which Seller has provided Buyer only with schedules setting forth all material information relating thereto. Other than the Contracts, the Seller requires no contract or agreement to enable it to carry on its business as presently conducted. All of the Assumed Contracts are in full force and effect, and with respect to Seller and to Seller's knowledge other parties to such Assumed Contracts, are valid, binding and enforceable in accordance with their terms except as the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court-applied equitable remedies. Seller is not in breach, nor to Seller's knowledge is any other party in breach of the terms of any of such Assumed Contracts. Except as expressly set forth in Schedule 3.7, Seller is not aware of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the same upon expiration of its term, or
(iii) to renew the same upon expiration only on terms and conditions which are substantially more onerous than those pertaining to such existing contract. Subject to obtaining the Consents, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability and continuation of any of the Assumed Contracts provided such

Consents are obtained. Nothing contained in this Section 3.7 shall affect or modify the obligations of the parties under other provisions of this Agreement relating to the Consents.

         3.8 Trademarks, Trade Names and Copyrights. Schedule 3.8 is a true and complete list of all copyrights, trademarks, trade names, licenses, patents, permits, jingles, privileges and other similar intangible property rights and interests (exclusive of those required to be listed in Schedule 3.4) applied for, issued to or owned by Seller, or under which Seller is licensed or franchised, and used or useful in the conduct of the business or operations of the Station, all of which are valid and in good standing and uncontested except as set forth on Schedules 3.8 and 3.15. Seller has delivered to Buyer copies of all documents establishing such rights, licenses, or other authority.
Except as set forth in Schedule 3.15, Seller is not aware that it is infringing upon or otherwise acting adversely to any trademarks, trade names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto.

         3.9 Financial Statements. Schedule 3.9 contains true and complete copies of (i) audited financial statements of Seller containing balance sheets, statements of income, and statements of cash flow as at and for Seller's fiscal years ended December 31, 1991 and December 31, 1992, and (ii) unaudited balance sheets and statements of income of Seller as at and for the twelve months ending December 31, 1993 and two months ending February 28, 1994 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied and present fairly the operating income and financial condition of the Station as at their respective dates and the results of operations for the periods then ended; provided, however, that the unaudited December 31, 1993 and February 28, 1994 Financial Statements do not include notes as required by generally accepted accounting principles and do not reflect the effect of trade and barter transactions, vacation accrual, and equity income or loss of the Channel 15 Partnership and provided further that the February 28, 1994 Financial Statements do not include all normal recurring year-end adjustments. The notes to the audited Financial Statements disclose all material contingent liabilities in accordance with generally accepted accounting principles. None of the Financial Statements inflates or understates in any material respect the revenue or expenses of the Station because of the provision of services or the bearing of costs or expenses or the payment of fees by any other person, or for any other reason, other than in the case of the unaudited December 31, 1993 and February 28, 1994 Financial Statements, the omission of the effect of trade and barter transactions, vacation accrual and equity income or loss of the Channel 15 Partnership.

         3.10 Insurance. All of the tangible property included in the Assets is insured against loss or damage in amounts generally customary in the broadcast industry, as well as the area in which the Assets are located. Schedule 3.10 comprises a true and complete list of all insurance policies of Seller (including libel and slander policies) which insure any part of the Assets. All policies of insurance listed in Schedule 3.10 are in full force and effect. During the three-year period ending on the date hereof, no insurance policy of Seller on the Assets or the Station has been canceled by the insurer and no application of Seller for insurance has been rejected by any insurer.

         3.11 Reports. Except for the Station Ownership Report to be filed with the FCC for the 1994 year and as otherwise disclosed on Schedule 3.12, all returns, reports and statements which the Station is currently required to file with the FCC and all other material returns, reports and statements which the Station is currently required to file with any other governmental agency have been filed. All reporting requirements of the FCC have been complied with and all reporting requirements of other governmental authorities having jurisdiction thereover have in all material respects been complied with. All of such reports, returns and statements are complete and correct as filed. The Station's public inspection file is located at the main studio and is in compliance with the FCC's rules and regulations.

         3.12 Employee Benefit Plans. Schedule 3.12 contains a complete list of (i) all employees of the Seller, (ii) all "Employee Benefit Plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended

("ERISA"), and all other plans and arrangements which provide compensation to employees, whether deferred or not, in excess of base pay, including any bonus or incentive plan, stock rights plan or other fringe benefit plan ("Compensation Arrangements") affecting Seller's employees as of the date of this Agreement, and (iii) all fixed or contingent liabilities or obligations of Seller with respect to any person now or formerly employed by Seller other than routine claims for benefits and other than as set forth on Schedule 3.7.
Seller has furnished Buyer with complete copies of (a) all employee handbooks,
(b) all employee rules and regulations, (c) all applicable plan documents, trust documents, insurance contracts, and where applicable, summary plan descriptions of the written Employee Benefit Plans and Compensation Arrangements listed in Schedule 3.12 which are sponsored by Seller, and (d) all contracts with employees of the Seller. Seller has furnished Buyer with descriptions, in writing, of the unwritten Employee Benefit Plans and Compensation Arrangements listed in Schedule 3.12. Except as set forth on
Schedule 3.12, all Employee Benefit Plans or Compensation Arrangements listed in Schedule 3.12 which are sponsored by Seller were established and have been executed, managed and administered without material exception in accordance with all applicable requirements of the Internal Revenue Code of 1986, as amended (the "Code"), ERISA and other applicable laws. Seller is not aware of the existence of any governmental audit or examination of any of its Employee Benefit Plans or Compensation

Arrangements or of any facts which would lead it to believe that any such audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Benefit Plan or Compensation Arrangement sponsored by Seller pending or, to the knowledge of Seller, threatened against any of such Employee Benefit Plans or Compensation Arrangements.

         3.13    Labor Relations, OSHA.

                 (a) Seller is not a party to or subject to any collective bargaining agreements with respect to the Station except as described in
Schedule 3.7 hereto. Seller has no written or oral contracts of employment with any employee of the Station, other than (i) oral employment agreements terminable at will without penalty, or (ii) those listed in Schedule 3.7. Seller has provided Buyer with true and complete copies of all such written contracts of employment and true and accurate memoranda of any such oral contracts. Seller, in the operation of the Station, has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules or regulations. Seller has complied with the terms of the existing union agreements; no controversies, union disputes or proceedings are pending or, to the knowledge of Seller, threatened, between it and employees (singly or collectively) of the Station. Except as set forth in Schedule 3.7 hereto, no labor union or other collective bargaining representative represents or, to the best knowledge of Seller, claims to represent any of the employees of the Station. Except as set forth in Schedule 3.7 hereto, to the knowledge of Seller, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any of Seller's employees at the Station.

                 (b) Seller is in compliance in all material respects with the requirements of the Occupational Safety and Health Act and any similar laws of any state or local jurisdiction ("OSHA"). Seller has not received any OSHA citations as a result of on-site inspections or employee complaints that have not been cured or corrected.

         3.14 Taxes. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local or city tax returns which are required to be filed, and it has paid or caused to be paid all taxes shown on said returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books reserves (segregated to the extent required by sound accounting practice) deemed by it to be adequate with respect thereto. To Seller's knowledge, no events have occurred which could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.15 Claims and Legal Actions. Except as set forth in Schedule 3.15, and except for any investigations and rule-making proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller, the Assets, or the business or operations of the Station, nor does Seller know or have reason to be aware of any basis for the same. In particular, except as set forth in Schedule 3.15, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of its knowledge, threatened (i) before the FCC relating to the business or operations of the Station other than applications, complaints or proceedings which affect the television industry generally, (ii) before any federal or state agency involving charges of illegal discrimination under any federal or state employment laws or regulations, or
(iii) before any federal, state or local agency involving environmental or zoning issues under any federal, state or local environmental or zoning laws or regulations.

         3.16 Environmental; Hazardous Materials. There are no claims, notices, suits, proceedings or investigations pending or, to Seller's knowledge, threatened, and there are no judgments against Seller or the Station by or before any governmental authority concerning environmental compliance. Except as set forth on Schedule 3.16 hereto, no toxic materials, hazardous waste, or hazardous substances, including any asbestos or asbestos-related products, and any oils, petroleum-derived compounds or pesticides (hereinafter collectively referred to as the "Hazardous Materials") have been or are located on or about the Real Property. Further, to Seller's knowledge, the Real Property has not been previously used for the storage, manufacture or disposal of Hazardous Materials except as set forth on
Schedule 3.16. Except for item B on Schedule 3.16 which will be corrected prior to Closing, Seller is in compliance with respect to air emissions, water discharges, noise emissions, and Hazardous Materials and in all material respects, with any other environmental laws and regulations affecting the Assets. No underground storage tank or related equipment ("UST") is located at the Real Property or, if a UST is present at the Real Property, it has not been utilized by Seller. No actions are required under applicable environmental laws in connection with any such UST.

         3.17 Compliance with Laws. Seller has complied with (i) the FCC Licenses and all applicable rules, regulations and policies of the FCC and (ii) in all material respects, the Licenses (other than the FCC Licenses) and all applicable federal, state and local laws, rules, regulations and ordinances (other than those of the FCC). To the best of Seller's knowledge, neither the ownership or use of its properties nor the conduct of the business or operations of the Station conflicts in any material way with the rights of any other person, firm or corporation.

         3.18 Conduct of Business in Ordinary Course. Except as set forth on Schedule 3.18, since December 31, 1993, Seller has conducted the business and operations of the Station only in the ordinary course and has not:

                 (a) Made any material increase in compensation payable or to become payable to any of the employees of Seller or the Station, or any bonus payment made or promised to any employee of Seller or the Station, or any material change in personnel policies, employee benefits or other compensation arrangements affecting the employees of Seller or the Station other than as required by law or contract;

                 (b) Made any sale, assignment, lease or other transfer of any of Seller's properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

                 (c) Incurred any obligation or liability (fixed or contingent) except normal trade or business obligations and liabilities incurred in the ordinary course of business;

                 (d) Mortgaged, pledged or subjected to any other lien any of the Assets, tangible or intangible, otherwise than in the ordinary course of business;

                 (e) Cancelled or compromised any claim or liability other than in the ordinary course of business;

                 (f) Except as shown on the Financial Statements, waived or released any rights or value or modified any material agreement, whether or not in the ordinary course of business; or

                 (g) Revalued any of the Assets (whether tangible or intangible) or changed any of its accounting records or practices or changed its depreciation or amortization policies or rates.

         3.19 Cure. For all purposes under this Agreement, the existence or occurrence of any events or circumstances which constitute or cause a breach of a representation or warranty of Seller made in this Agreement (including without limitation in the Schedules attached hereto) on the date such representation or warranty is made shall not constitute a breach of such representation or warranty if such event or circumstance is cured on or prior to the Closing Date.

         3.20    Exclusivity of Representations.  EXCEPT FOR THE
REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3, SELLER MAKES NO OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES.

              SECTION 4:  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and shall be, at Closing, qualified to conduct business in the State of Louisiana. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary corporate actions on the part of Buyer. This Agreement has been duly executed by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court- applied equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any third party; (ii) will not conflict with the Certificate of Incorporation or Bylaws of Buyer;
(iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality, which is applicable to Buyer; or
(iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, licenses, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Consents. No consent, approval, authorization, or order of any court, agency, or any other person is required in order to permit Buyer to consummate the transactions contemplated by this Agreement, except as contemplated in Sections 6.1 and 6.11.

         4.5 Litigation. There is no pending or, to the knowledge of Buyer, threatened litigation in any court or any proceeding before any agency in which it is sought to restrain, prohibit, invalidate, or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby.

         4.6 Qualifications. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act and the rules, regulations and policies of the FCC. Buyer knows of no fact that would, under existing law, and the existing rules, regulations, policies and procedures of the FCC, (a) disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Station or (b) cause the FCC to fail to approve in a timely fashion the application for the FCC Consent.

                        SECTION 5:   COVENANTS OF SELLER

         5.1 Pre-Closing Covenants. Except as contemplated by this Agreement or with the prior written consent of Buyer, between the date hereof and the Closing Date, Seller shall operate the

Station in the ordinary course of business in accordance with its past practices (except where such would conflict with the following covenants or with Seller's other obligations hereunder), and abide by the following negative and affirmative covenants:

                 (a) Negative Covenants. Seller shall not do any of the following:

                          (1) Compensation. Increase the compensation, bonuses or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Station, except (i) in accordance with past practices or as required by any employment agreement and (ii) Seller may at its option buy out the accrued and unpaid sick pay and vacation pay of employees of the Station;

                          (2)     Contracts.   Enter into any trade or barter
         contracts whereby the Station would be obligated to provide broadcast time for other than cash (except as may be in accordance with past practices or as specifically set forth in Schedule 5.1(a)(2) hereto); modify or amend any of the Assumed Contracts (except as contemplated in connection with buying out accrued and unpaid sick pay and vacation pay); enter into any new Contracts except in the ordinary course of business, or incur any material non-monetary obligations;

                          (3) Disposition of Assets. Sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except for assets consumed or disposed of in the ordinary course of business, where no longer used or useful in the business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value;

                          (4) Encumbrances. Create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for
         (i) those in existence on the date of this Agreement, disclosed in Schedules 3.5 and 3.6, and permitted by Section 2.5, 3.5 or 3.6, and
         (ii) mechanics' liens and other similar liens which will be removed prior to the Closing Date;

                          (5) Programming. Make any material changes in the broadcast hours or in the percentages of types of programming broadcast by the Station, or make any other material changes in the Station's programming policies, except such changes as in the good faith judgment of the Seller are required by the public interest;

                          (6) Licenses. Do any act or fail to do any act which might result in the expiration, revocation, suspension or modification of any of the Licenses, or fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station;

                          (7) Rights. Waive any material right relating to the Station or the Assets; or

                          (8) No Inconsistent Action. Take any action which is inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transaction contemplated by this Agreement.

                 (b)      Affirmative Covenants.  Seller shall do the following:

                          (1) Access to Information. Allow Buyer and its authorized representatives reasonable access at Buyer's expense during normal business hours to the Assets and to all other properties, equipment, books, records, Contracts and documents relating to the Station for the purpose of audit and inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Station as Buyer may reasonably request, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to interfere with the operations of the business of Seller; provided that neither the furnishing of such information to Buyer or its representatives nor any investigation made heretofore or hereafter by Buyer shall affect Buyer's right to rely on any representation or warranty made by Seller in this Agreement, each of which shall survive any furnishing of information or any investigation;

                          (2) Maintenance of Assets. Maintain all of the Assets or replacements thereof and improvements thereon in good condition (ordinary wear and tear excepted), and use, operate and maintain all of the above assets in a reasonable manner, with inventories of spare parts and expendable supplies being maintained at levels consistent with past practices;

                          (3) Insurance. Maintain the existing insurance policies on the Station and the Assets and if available, obtain an endorsement to the comprehensive general liability insurance policy of Seller to extend for a period of at least twelve (12) months after Closing Seller's insurance coverage thereunder to cover any claim relating to events occurring prior to the Effective Time which is asserted following the Effective Time;

                          (4)     Consents.  Subject to the provisions of
         Section 6.6, use Best Efforts to obtain the Consents;

                          (5) Preservation of Business. Use its Best Efforts to preserve the business and audience of the Station and its present relationships with suppliers, customers and others having business relations with it;

                          (6) Books and Records. Maintain its books and records in accordance with past practices;

                          (7) Notification. Promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Station, and of any material change in any of the information contained in Seller's representations and
         warranties contained in   Section 3 hereof or in the schedules hereto,
         provided that such notification shall not relieve Seller of any obligations hereunder;

                          (8) Personnel Recommendations. Promptly notify Buyer as personnel vacancies occur at the Station and consider for employment all personnel recommended by Buyer for such vacant positions;

                          (9) Film Licensing Contracts. Consistent with the needs of the Station, maintain film usage schedules and amortization schedules consistent with past practice, and make all payments under film licensing contracts as required by the terms thereof;

                         (10) Trade and Barter Agreements. Provide prior to the Closing Date the advertising time due under any trade and barter agreements listed in Schedule 3.7 in accordance with past practices;

                         (11) Financial Information. Provide Buyer with audited financial statements for the fiscal year ended December 31, 1993 no later than April 15, 1994. Additionally, furnish to Buyer within fifteen days after the end of each month ending between the date hereof and the Closing Date a statement of income and expense for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request and which is prepared in the ordinary course of business, all of which financial information shall comply with the standards contained in the representations and warranties set forth in Section 3.9 hereof;

                         (12) Contracts. Prior to the Closing Date, deliver to Buyer a list of all Contracts entered into between the date hereof and the Closing Date of the type required to be listed in
         Schedule 3.7, together with copies of such Contracts; and

                         (13) Compliance with Laws. Comply with all rules and regulations of the FCC and in all material respects with all other laws, rules and regulations to which Seller, the Station and the Assets are subject.

                 (c) Notwithstanding anything to the contrary in this Agreement, Seller shall have the right prior to the Closing to cause the Channel 15 Partnership to make payments to Seller and Cox in order to pay Seller and Cox any and all amounts owed by the Channel 15 Partnership to Seller and Cox, subject to the Channel 15 Partnership retaining sufficient funds to acquire microwave equipment to be used in the business of the Joint Venture. Seller and Cox have agreed that the Channel 15 Partnership will purchase such microwave equipment, provided that nothing herein shall require the Channel 15 Partnership to actually purchase such microwave equipment prior to Closing. Buyer hereby expressly acknowledges that any such payments will not constitute a breach of this Agreement. Other than with respect to the microwave equipment which shall be governed by the first two sentences of this subsection, the Channel 15 Partnership or its partners shall not be required prior to Closing to make any capital expenditures until Seller and Cox have received payments from the Channel 15 Partnership in an amount sufficient to reimburse Seller and Cox for any and all amounts owed them by the Channel 15 Partnership. Except with respect to the retention of funds for the purchase of the microwave equipment, Buyer further acknowledges that following such payments, there can be no assurance that the Channel 15 Partnership will have enough funds to make any such capital expenditures or will obtain Cox's consent to make any such capital expenditures.

         5.2 Post-Closing Covenants. After the Closing, Seller will take such actions, and execute and deliver to Buyer such further deeds, bills of sale, or other transfer documents as, in the reasonable opinion of counsel for Buyer, may be necessary to ensure, complete and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

                  SECTION 6:  SPECIAL COVENANTS AND AGREEMENTS

         6.1 FCC Consent. The assignment of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC.

                 (a) Within five (5) business days after the execution of this Agreement, Buyer and Seller shall file with the FCC an appropriate application for the FCC Consent. The parties shall prosecute said application with all reasonable diligence and otherwise use their Best Efforts to obtain the grant of such application as expeditiously as practicable. If the FCC Consent imposes any condition on any party hereto (or related shareholders or partners), such party shall use its Best Efforts to comply with such condition unless compliance would be unduly burdensome or would have a material adverse effect upon it. If reconsideration or judicial review is sought with respect to the FCC Consent, Buyer and Seller shall oppose such efforts for reconsideration or judicial review (but nothing herein shall be construed to limit any party's right to terminate this Agreement pursuant to
Section 9 of this Agreement). If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, the parties shall jointly request an extension of the effective period of the FCC Consent (but nothing herein shall be construed to limit any party's right to terminate this Agreement pursuant to Section 9 of this Agreement).

                 (b) The transfer of the Assets hereunder is expressly conditioned upon (i) the grant of the FCC Consent without any materially adverse conditions on Buyer or Seller, (ii) compliance by the parties hereto with the conditions (if any) imposed in the FCC Consent, and (iii) the FCC Consent, through the passage of time or otherwise, becoming a Final Order, provided, though, that the condition that the FCC Consent shall have become a Final Order may be waived by Buyer, in its sole discretion.

         6.2 Control of the Station. Prior to Closing Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station's programs, employees, and policies, shall be the sole responsibility of Seller until the Closing hereunder.

         6.3     Accounts Receivable.

                 (a) At the Closing, Seller shall assign to Buyer, for purposes of collection only, all Accounts Receivable. Seller shall deliver to Buyer on or as soon as practicable after the Closing Date a complete and detailed statement showing the name, amount and age of each Account Receivable. Buyer shall use its Best Efforts to collect the Station Accounts Receivable for a period of 120 days after the Closing Date (the "Station Collection Period") and Buyer shall use its Best Efforts to collect the Seller's Share of Channel 15 Accounts Receivable for a period of 180 days after the Closing Date (the "Channel 15 Collection Period" and together with the Station Collection Period, the "Collection Period").

                 (b) During the Collection Period, Buyer shall remit to Seller on a monthly basis any Accounts Receivable collected by Buyer pursuant to this Section. For purposes of the preceding sentence, any Channel 15 Accounts Receivable shall be deemed to have been collected by Buyer at the time such Channel 15 Accounts Receivable is remitted to the Channel 15 Partnership regardless of whether all or any portion of such Channel 15 Accounts Receivable has been distributed to Buyer. If during the Station Collection Period Buyer receives monies from an account debtor which is, after the Closing, advertising on the Station or otherwise doing business with Buyer, and that account debtor is included among the Station Accounts Receivable, Buyer shall credit said sums in accordance with the remittance instructions or advice from the account debtor if the account debtor specifically identifies the invoice being paid or if during the Channel 15 Collection Period Buyer receives monies from an account debtor which is, after the Closing, advertising on the Channel 15 Partnership or otherwise doing business with the Channel 15 Partnership and that account debtor is included among the Channel 15 Accounts Receivable, Buyer shall credit said sums in accordance with the remittance instructions or advice from the account debtor if the account debtor specifically identifies the invoice being paid. Otherwise, said sums shall be applied to the oldest outstanding balance due from the debtor. If an account debtor disputes its obligation for an Account Receivable or Buyer otherwise determines an Account Receivable to be uncollectible, Buyer shall notify Seller and on Seller's written request, Buyer shall promptly return all records relating to such disputed account to Seller and shall have no further obligation with respect to the collection thereof.

                 (c) Buyer shall not be obligated to use any extraordinary efforts to collect any of the Accounts Receivable assigned to it for collection hereunder or to refer any of such Accounts Receivable to a collection agency or to an attorney for collection, and Buyer shall not make any such referral or compromise, nor settle or adjust the amount of any such Account Receivable, except with the approval of Seller. Buyer shall incur no liability to Seller for any uncollected account unless Buyer shall have engaged in willful misconduct or gross negligence in the collection of such account. So long as these accounts are in Buyer's possession, neither Seller nor its agents shall make any direct solicitation of them for collection purposes. For the purpose of the preceding sentence, employees of Buyer which were formerly employees of Seller shall not be deemed agents of Seller.

                 (d) On or before the fifteenth day after the end of the Station Collection Period, Buyer shall furnish Seller with (i) a list, with payment to Seller of any remaining unremitted amounts, of the amounts collected during the Station Collection Period with respect to the Station Accounts Receivable, and (ii) a list of all Station Accounts Receivable which then remain uncollected, together with all files concerning the collection or attempts to collect such Station Accounts Receivable. On or before the fifteenth day after the end of the Station Collection Period, Buyer shall assign to Seller any uncollected Station Accounts Receivable; thereafter Buyer shall have no further obligation hereunder with respect to Station Accounts Receivable except that Buyer shall immediately pay over to Seller any amounts subsequently paid to Buyer and determined in accordance with the foregoing procedures, to be a payment of any such reassigned Station Account Receivable. On or before the fifteenth day after the end of the Channel 15 Collection Period, Buyer shall furnish Seller with a list, with payment to Seller of any remaining unremitted amounts, of the amounts collected during the Channel 15 Collection Period with respect to the Channel 15 Accounts Receivable. At the end of the Channel 15 Collection Period, Buyer shall not reassign any Channel 15 Accounts Receivable to Seller and shall have no further obligation hereunder with respect to any uncollected Channel 15 Accounts Receivable.

         6.4 Taxes, Fees and Expenses. Seller shall pay all sales, use, transfer, purchase, and recordation and documentary taxes and fees, if any, arising out of the transfer of the Assets pursuant to this Agreement. Buyer shall pay the cost of title insurance policies on and surveys of any fee interests included in the Real Property conveyed to Buyer to the extent Buyer choses to obtain title insurance and/or surveys. All filing fees required by the FCC shall be paid by Seller. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and other representatives.

         6.5 Brokers. Each of Buyer and Seller shall indemnify and hold each other harmless against any fees, commissions, losses, liability or expenses (including reasonable attorney's fees) incurred by such party as a result of any person or entity acting on behalf of the other party as a broker or finder in connection with the transactions contemplated by this Agreement.

         6.6     Consents.

                 (a) Seller shall use its Best Efforts to obtain prior to the Closing Date the Consents; provided that if notwithstanding its Best Efforts Seller is unable to obtain such Consents, Seller shall not be liable to Buyer for any breach of covenant hereof. Nothing herein shall require the expenditure or payment of any monies (other than in respect of normal and usual filing fees and the fees of Seller's professional advisors) or the giving of any other consideration by Seller in order to obtain any Consent. Buyer agrees to cooperate fully with Seller in obtaining any Consents. Buyer agrees to accept and honor the results of negotiations with licensing authorities or contracting parties from whom Consents are required so long as any Consent resulting from such negotiations does not materially increase the obligations of Buyer under the applicable Assumed Contract or License to which such Consent relates; except with respect to employment agreements for which a Material Consent is required and Contracts and Licenses for which no Material Consent is required which shall be governed by the following sentence. Buyer shall only be required to accept and honor the results of negotiations which relate to any employment agreement under which a Material Consent is required or any Contracts or Licenses for which no Material Consent is required if such negotiations do not result in any change of the terms of such agreement. Buyer shall promptly furnish Seller with copies of such documents and information with respect to Buyer and any of its affiliated or related companies, as Seller may reasonably request in connection with the obtaining of any Consent. Consent shall be deemed to have been obtained by Seller if the applicable licensing authority or contracting party has provided Seller on or prior to the Closing with an unexecuted form of its Consent and has indicated its willingness to grant its Consent upon execution of such form by Buyer and Seller and/or upon consummation of the Closing.

                 (b) Seller shall have obtained on or prior to the Closing Date an extension of the non-competition clause in J. Michael Early's employment agreement with the Station to a two-year term following the termination of his employment with the Station and J. Michael Early shall be bound by such non-competition clause upon the termination of his employment with the Station for any reason whatsoever other than a termination without cause.

                 (c) Seller shall use its Best Efforts to amend the syndication agreement, dated November 11, 1993 between Seller and MCA Television Limited relating to Northern Exposure so that the Station can show Northern Exposure between 12:00 a.m. and 3:00 a.m.

         6.7 Confidentiality. Except as necessary for the consummation of the transaction contemplated hereby, including Buyer's obtaining financing related hereto, or as required by law or in connection with proceedings relating to the Closing, Buyer and Seller will keep confidential any information which is obtained from the other party in connection with the transaction contemplated hereby and which is not readily available to members of the general public; provided that nothing herein shall prevent Seller from furnishing information relating to this transaction to the partners of Rampart Broadcasting Limited Partnership. In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each of Buyer and Seller will return to the other party all documents, work papers and other written material obtained by it in connection with the transaction contemplated hereby. The obligation of confidentiality in this Section 6 will survive the termination of this Agreement pursuant to Section 9.

         6.8 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their Best Efforts to consummate the transaction contemplated hereby and to fulfill their obligations hereunder.

         6.9 Public Announcement. Prior to the Closing Date, neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other and the parties shall use their Best Efforts to cause a mutually agreeable release or announcement to be issued.

         6.10    Risk of Loss.

                 (a) The risk of any loss, damage or impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the completion of the Closing. In the event of any loss, damage or impairment, confiscation or condemnation of any of the Assets material to the business or operation of the Station prior to the completion of the Closing, Seller shall expend such funds and take such other actions as are necessary to repair, replace or restore such Assets to their prior condition as soon as possible after such loss, impairment, condemnation or confiscation.

                 (b) If any damage or destruction of the Assets or any other event occurs which prevents signal transmission by the Station in the normal and usual manner and Seller cannot restore or replace the Assets so that such conditions are cured and normal and usual transmission is resumed before the Closing Date, the Closing Date shall be postponed, for a period of up to sixty days, to permit the repair or replacement of the damage or loss.

                 (c) In the event of any damage or destruction of the Assets described in Section 6.10(b), if such Assets have not been restored or replaced and the Station's normal and usual transmission resumed with the sixty day period specified above, Buyer may terminate this Agreement forthwith without any further obligation hereunder by written notice to Seller. Alternatively, Buyer may, at its option, proceed to close this Agreement and complete the restoration and replacement of such damaged Assets after the Closing Date, in which event Seller shall deliver to Buyer all insurance proceeds received in connection with such damage or destruction of the Assets without limitation as to the costs and expenses arising in connection with such restoration and replacement and thereafter, Seller shall have no further obligation to Buyer with respect to such damaged Assets.

                 (d) Notwithstanding any of the foregoing, Buyer may terminate this Agreement forthwith without any further obligation hereunder by written notice to Seller if any event occurs which prevents signal transmission by the Station in the normal and usual manner for a period of fourteen or more days after the date hereof.

         6.11 Antitrust Laws Compliance. As soon as practicable after the execution hereof, Buyer and Seller will each make filings as required under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Each party will cooperate with the other in accomplishing such filings and will keep the other party apprised of the status of any inquiries made of such party by the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, or any other governmental agency with respect to this Agreement or the transaction contemplated hereby. The transfer of the Assets hereunder is expressly conditioned upon the waiting period relating to any such filings having duly expired or been duly terminated by the appropriate government agencies without the commencement of any action by any such agencies to restrain or postpone the transaction contemplated hereby.

         6.12    Employee Matters.

                 (a) Transferred Employees. Buyer and Seller agree that effective on the Closing Date, all persons who immediately prior to the Closing Date are:

                          A.      active employees of Seller; or

                          B. inactive employees of Seller on temporary leave due to jury duty, vacation, short term disability, sick leave, worker's compensation, bereavement leave, family or medical leave or military leave;

shall become employees of Buyer (collectively, the "Transferred Employees"). Seller has provided to Buyer a list (attached as Schedule 6.12A), as of the date hereof (and will revise it as of the Closing Date), of all of Seller's employees who will become Transferred Employees, their respective salaries, accrued and unpaid vacation time and accumulated sick time, and their respective first date of employment with Seller or Loyola University, the prior owner of the Station, which dates shall be used for determining credit for past service under Buyer's Employee Benefit Plans and Compensation Arrangements pursuant to this Agreement (other than for vesting and benefit accrual purposes under the G. B. Dealey Retirement Pension Plan). Seller shall indemnify and hold Buyer harmless from and against all claims, losses, damages, expenses, obligations and liabilities (including court costs and reasonable attorneys' fees) arising from any claim made against Buyer by any of Seller's inactive employees who do not become Transferred Employees on the Closing Date if such claim arises from any act or omission of the Seller.

                 (b)      Benefits for Transferred Employees.

                          A.      As of the Closing Date, Buyer shall provide
the Transferred Employees with Employee Benefit Plans and Compensation Arrangements which are substantially similar to those provided to such employees by Seller on the date hereof. Buyer reserves the right to modify or terminate Buyer's Employee Benefit Plans or Compensation Arrangements from time to time after the Closing Date.
                          B.      The Transferred Employees shall receive
credit for past service with Seller for purposes of eligibility under Buyer's Employee Benefit Plans and Compensation Arrangements (to the extent such service was credited under Seller's Employee Benefit Plans and Compensation Arrangements). The Transferred Employees shall not, as a result of the substitution of Buyer's Employee Benefit Plans for Seller's Employee Benefit Plans, be subject to any waiting periods or limitations on benefits for pre-existing conditions. Buyer's Employee Benefit Plans shall also recognize any expenses paid by Transferred Employees or their covered dependents which were applied to meet deductibles and out-of-pocket limits under Seller's Employee Benefit Plans for 1994 as if such expenses had been paid while covered under Buyer's Employee Benefit Plans for purposes of deductibles and out-of-pocket limits for 1994.

                          C.      Except as provided in paragraphs D, E and F
hereof, Seller shall remain liable for and continue to pay all hospital, medical, life insurance, disability, worker's compensation and other welfare plan (as defined in Section 3(1) of ERISA) expenses and benefits with respect to claims incurred prior to the Closing Date in respect of Transferred Employees or their covered dependents. Buyer shall be liable for all expenses and benefits with respect to claims incurred on or after the Closing Date in respect of any Transferred Employees or their covered dependents in accordance with the terms of the applicable welfare plan maintained for Transferred Employees by Buyer. For purposes of the foregoing, a claim is deemed to be incurred when the medical or dental services giving rise to such claims are performed, or, with respect to welfare plan benefits other than medical or dental benefits, when the event giving rise to such claims occurs.

                          D.      Buyer shall provide continuation health
coverage under Buyer's health plans for former employees of Seller and/or their beneficiaries and dependents who as of the Closing Date have elected or are eligible to elect, pursuant to Section 4980B of the Code or Section 601 et seq. of ERISA ("COBRA") to continue coverage under Seller's group health plan (the "Health Plan"). Buyer's obligation to provide such continuation health benefits shall be limited in all respects as required by COBRA, including the duration of the coverage and the cost to the individual of the coverage.
Seller has provided to

Buyer a list (attached as Schedule 6.12B of all such persons whom Seller is aware are entitled to COBRA benefits as of the date hereof.

                          E.      Buyer shall provide the Seller's retired
former employees and their respective dependents who are receiving coverage under the Seller's Health Plan and life insurance plan (the "Retiree Benefits") in the status of a retiree continued Retiree Benefits coverage on the same terms as such benefits are currently provided. Consistent with past practice retirees can be charged the same health insurance premium as charged to COBRA beneficiaries (excluding the administrative fee). Also consistent with past practice, retirees can be charged the full life insurance premium applicable to their life insurance coverage, as stated in the life insurance policy that presently insures retirees or as stated in any successor policy. Seller has provided to Buyer a list (attached as Schedule 6.12C of all persons whom Seller is aware are entitled to Retiree Benefits as of the date hereof.

                          F.      Seller shall use its Best Efforts to
discharge its liability as of the Effective Time to the Transferred Employees for accumulated but unused sick leave and vacation pay by paying an equivalent amount of wages as compensation to such Transferred Employees on or prior to the Closing Date, in accordance with Seller's past practice for terminated employees, in an amount equal to the pro rata share of such Transferred Employees' accumulated but unused annual sick leave and vacation pay, as of the Effective Time. Seller shall have the right to amend or modify any agreement or contract relating to the employment of the Station's employees reasonably necessary for Seller to comply with the preceding sentence so long as such amendment or modification does not adversely affect Buyer. Buyer assumes Seller's liability to pay to the Transferred Employees any accumulated but unused sick leave and vacation pay for which the Transferred Employees have not been paid, as of the Closing Date, and Buyer shall indemnify and hold Seller and its partners harmless from and against any claim or liability that may arise as a result of any failure by Seller to pay any such sick leave or vacation pay upon the termination of the Transferred Employees' employment with Seller as of the Effective Time. Without limiting the parties' rights regarding other assumed liabilities, the Purchase Price shall be adjusted under Section 2.4(a)A to reflect Buyer's assumption of any accumulated but unpaid sick leave or vacation pay that Seller is not able to discharge on or prior to the Effective Time.

                 (c) 401(k) Plan. Each Transferred Employee shall participate in the A. H. Belo Employee Savings and Investment Plan ("Buyer's 401(k) Plan") on substantially the same terms and conditions as such employees participate in Seller's 401(k) plan on the date hereof, except that the minimum elective deferral contribution shall be 2% and the maximum elective deferral contribution shall be limited to 15% of a Transferred Employee's base salary. Buyer agrees to instruct the trustee of Buyer's

401(k) Plan to accept a direct rollover of amounts distributed to the Transferred Employees upon termination of the 401(k) plan sponsored by Seller.

                 (d) Pension Plan Benefit. For purposes of benefit accrual and vesting under the G. B. Dealey Retirement Pension Plan, Buyer shall credit each Transferred Employee with service commencing on the Closing Date without credit for past service with Seller or Loyola University.

                 (e) Temporary Extension. Notwithstanding the foregoing, for administrative convenience Buyer reserves the right by giving written notice to Seller within sixty (60) days hereof to extend Seller's existing Employee Benefit Plans pending the phase-in of Transferred Employees to the Buyer's Employee Benefit Plans. In such case, Buyer shall be responsible for the costs of Seller's Employee Benefit Plans from the Closing Date.

                 (f) Deferred Compensation. Buyer shall assume Seller's obligations under the Elder Plan. Buyer shall adopt a trust agreement for the benefit of the Participant which shall be similar in all material respects to the Trust under the Elder Plan (the "Trust") except for changes related to the identity of a new plan sponsor. Seller shall use its Best Efforts to obtain the Participant's consent to terminate the Trust and transfer all of the assets thereof to the successor trust established by Buyer pursuant to this paragraph. As of the Closing Date, the assets of the Trust shall be sufficient to pay the benefits due under the Elder Plan if the Participant were to retire on the last day of the calendar month immediately preceding the Closing Date based on the actuarial assumptions set forth in the Elder Plan (the "Termination Liability"). At least ten (10) days prior to the anticipated Closing Date, Seller shall deliver to Buyer a certificate (the "Elder Plan Certificate") setting forth Seller's good faith estimate of the amount of the assets that will be in the Trust as of the Closing Date and the amount of the Termination Liability, together with any information reasonably necessary for Buyer to verify the amounts set forth in the Elder Plan Certificate. If Buyer objects prior to the Closing Date to the information in the Elder Plan Certificate, the sufficiency of the assets in the Trust shall be determined post-closing in the manner set forth in Section 2.4(c) and no adjustments shall be made at Closing to the Purchase Price pursuant to Section 2.4(a)C. If Buyer does not object to the estimate in the Elder Plan Certificate or notifies Seller that it agrees with such estimate prior to the Closing Date, then (i) (x) if the assets in the Trust as of the Closing Date exceed the Termination Liability, an adjustment to the Purchase Price shall be made under Section 2.4(a)C or (y) if the assets in the Trust as of the Closing Date are less than the Termination Liability, Seller shall contribute to the Trust on the Closing Date such shortfall and
(ii) following the Closing, Buyer and Seller shall follow the procedures set forth in Section 2.4(c) with respect to making a final determination of the
estimate set forth in the Elder Plan Certificate.   If pursuant to the
procedures of Section 2.4(c)
there is a determination that (i) the assets in the Trust as of the Closing Date exceeded the Termination Liability, Buyer shall pay such excess to Seller as an increase in the Purchase Price within the time period required by Section 2.4(c) or (ii) the assets in the Trust as of the Closing Date were less than the Termination Liability, Seller shall contribute such shortfall to the Trust within the time period required by Section 2.4(c) with respect to a Purchase Price adjustment. The obligation of Seller to pay any amount under this
Section 6.12(f) shall be independent of Section 10 and shall not be subject to any limitation on indemnification set forth therein.

         6.13 Toys for Tots, Inc. Seller and Buyer acknowledge that J. Michael Early, Carol A. St. Martin and Debra A. Barnewold, who are employees of Seller and who are anticipated to be Transferred Employees, serve as voting members, directors, officers and in other capacities of Toys for Tots, Inc., a Louisiana non-profit corporation. It is anticipated that following the Closing such persons will continue to serve in such capacities, and will devote such time to these services as may be necessary to properly perform these duties; provided, however, that in no event shall such duties interfere with such persons' normal service as employees of Buyer. Neither Seller nor Buyer shall have any interest in Toys for Tots, Inc. or its assets.

           SECTION 7:  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Buyer:

                 (a) Representations and Warranties. All representations and warranties of Seller in this Agreement shall be true and complete in all material respects at and as of the Closing Date, except for changes permitted by this Agreement, as though such representations and warranties were made at and as of such time.

                 (b) Covenants and Conditions. Seller shall have in all material respects performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Material Consents. Subject to Section 6.6, each of the Material Consents shall have been duly obtained and delivered to Buyer.

                 (d) Licenses. Seller shall be the holder of the FCC Licenses, and there shall not have been any modification of any of such FCC Licenses. No proceeding shall be pending the effect of which would be to revoke, cancel, fail to renew, suspend or modify adversely any of the FCC Licenses.

                 (e) Deliveries. Seller shall have made or stand willing and able to make all the deliveries to Buyer set forth in Section 8.2.

                 (f) Adverse Change. From January 1, 1994 to the Closing Date, there shall have been no material adverse change in the operating cash flow (compared to the operating cash flow for the comparable period set forth in the Budget attached hereto as Schedule 7.1(f), considering such period from January 1, 1994 to the Closing Date as a whole), operations or material syndicated programming of Seller, other than changes arising from general economic conditions or matters affecting the television broadcasting industry generally. The operating cash flow line of Seller for the period between January 1, 1994 and the Closing Date shall be calculated consistently with the operating cash flow set forth in the Budget. Notwithstanding anything to the contrary herein, the operating cash flow for the period between January 1, 1994 and the Closing Date shall not include transaction related expenses, including attorneys' fees, brokerage fees and the like, incurred by Seller in connection with the transaction contemplated by this Agreement.

                 (g) CBS Affiliation Agreement. The Network Affiliation Agreement of the Station with CBS shall (i) have been renewed on substantially the same terms and conditions as set forth in the current Network Affiliation Agreement (other than with respect to financial terms which shall be subject to the purchase price adjustment provisions of Section 2.4(a)F above) for a period of four years commencing on the date of renewal and (ii) have the same network program clearance pattern.

                 (h) Superdome. The Lease between Seller and Facility Management of Louisiana, dated August 1, 1984 relating to the lease of broadcast facilities at the Superdome shall have been extended for a period of five years commencing on the date of extension on substantially the same terms and conditions as set forth in the original lease.

                 (i) New Orleans Saints. Seller shall have obtained an offer from the New Orleans Saints to broadcast the New Orleans Saints pre-season games and shall have provided Buyer with the form of an agreement containing such offer.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing hereunder are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Seller:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date, except for changes permitted by this Agreement, as though such representations and warranties were made at and as of such time.

                 (b) Covenants and Conditions. Buyer shall have in all material respects performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Material Consents. Subject to Section 6.6, Seller shall have received all Material Consents.

                 (d) Deliveries. Buyer shall have made or stand willing and able to make all the deliveries set forth in Section 8.3.

                   SECTION 8:  CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Subject to the satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the closing condition is imposed) on the date scheduled for Closing of the closing conditions described in Section 7 hereof, the parties hereto shall be obligated to consummate the transactions contemplated hereby at the Closing of this Agreement. Subject to the remaining provisions of this Section 8.1, the Closing shall take place on a date (the "Closing Date") chosen by Buyer not less than five (5) nor more than ten (10) days following the date on which the FCC Consent has become a Final Order (and, if Buyer does not choose a date, the Closing Date shall be on the date ten (10) days following the date on which the FCC Consent has become a Final Order). If Buyer has waived the condition precedent of a Final Order pursuant to Section 6.1, the Closing shall take place on the date specified by Buyer to Seller in connection with such waiver which shall be on not less than five (5) nor more than ten (10) days written notice following the later of the effective date of the FCC Consent or the waiver by Buyer of such condition precedent. If any date otherwise scheduled for Closing is a Saturday, Sunday or federal holiday, the Closing shall take place on the next business day thereafter or on such other date as may be set by mutual agreement of Buyer and Seller. Closing shall be held at the offices of Jones, Walker, Waechter, Poitevent, Carrere & Denegre at Place St. Charles, 201 St. Charles Avenue, New Orleans, Louisiana 70170 or such other place as shall be mutually agreed upon by Buyer and Seller.

                 (b) Notwithstanding the foregoing, if on the date otherwise scheduled for Closing pursuant to Section 8.1(a) the conditions precedents set forth in either Section 7.1(c) or 7.2(c) hereof have not been satisfied, the party for whose benefit such conditions have been imposed may elect to postpone the Closing, and the Closing shall thereafter take place on a date specified by written notice from such party, which date shall be not less than five (5) days nor more than ten (10) days after the satisfaction or waiver of such conditions precedent.

                 (c) Nothing contained in this Section 8.1 shall limit either party's right to terminate this Agreement under Section 9.1.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed warranty bills of sale, acts of sale, motor vehicle titles, assignments and other transfer documents (i) which shall be sufficient to vest good and merchantable title to the Assets in the name of Buyer or its permitted assignees, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for those permitted in accordance with Section 2.5, 3.5 or 3.6 hereof) and (ii) which shall contain terms consistent with the representations, warranties and covenants contained herein, including, without limitation, the limitations on indemnification in Section 10 hereof and shall in no way expand or limit the rights and obligations of any party hereunder;

                 (b) Material Consents. Subject to Section 6.6, the original of each Material Consent;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed by the President or Vice President of the general partner of the managing general partner of Seller, certifying:
         (i) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date, except for changes contemplated by this Agreement, as though made on and as of that date; and (ii) that Seller has, in all material respects, performed all of its obligations and complied with all of its covenants set forth in this Agreement to be performed and complied with prior to or on the Closing Date;

                 (d) General Partner's Certificate. A certificate, dated as of the Closing Date, executed by the general partner of Seller's managing general partner (i) certifying that the consummation of the transaction contemplated by this Agreement was duly authorized and approved by Seller's partners and that such approval and authorization remains in full force and effect; and (ii) providing, as an attachment thereto, a Certificate of Good Standing certified by an appropriate Delaware state official as of a date not more than fifteen days before the Closing Date with respect to Seller's managing general partner;

                 (e) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records, and all files and records used by Seller in connection with the operations of the Station;

                 (f) Opinions of Counsel. Opinions of Seller's counsel and communications counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(f) hereto; and

                 (g) Other Deliveries. Any other deliveries required to be made by Seller prior to or on the Closing Date pursuant to this Agreement.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                 (a)      Purchase Price.  The Purchase Price as provided in
         Section 2.3;

                 (b) Assumption Agreements. Duly executed assumption agreements pursuant to which Buyer shall assume and undertake to perform the obligations set forth in Section 2.5;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed by the President or Vice President of Buyer, certifying (i) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date, except for changes contemplated by this Agreement, as though made on and as of that date, and (ii) that Buyer has, in all material respects, performed all of its obligations and complied with all of its covenants set forth in this Agreement to be performed or complied with on or prior to the Closing Date;

                 (d) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by Buyer's Secretary: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and
         (ii) providing, as attachments thereto, Buyer's Certificate of Incorporation and a Certificate of Good Standing certified by an appropriate Delaware state official, and a Certificate of Qualification as a foreign corporation certified by an appropriate Louisiana state official, all certified by such state officials as of a date not more than fifteen days before the Closing Date and by Buyer's secretary as of the Closing Date, and a copy of Buyer's Bylaws as in effect on the date hereof, certified by Buyer's secretary as of the Closing Date;

                 (e) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(e) hereto; and

                 (f) Other Deliveries. Any other deliveries required to be made by Buyer prior to or on the Closing Date pursuant to this Agreement.

         SECTION 9:       RIGHTS OF BUYER AND SELLER ON TERMINATION OR BREACH

         9.1 Termination Rights. This Agreement may be terminated with prior written notice by either Buyer or Seller, as the terminating party, to the other party, as follows:

                 (a) by Seller, if Seller is not in breach of any material provision of this Agreement if all of the conditions in Section 7.2 have not been satisfied or waived by the date scheduled for the Closing pursuant to Section 8.1 (as such date may be postponed pursuant to Section 8.1 or 9.1(d));

                 (b) by Buyer, if Buyer is not in breach of any material provision of this Agreement if all of the conditions in Section 7.1 have not been satisfied or waived by the date scheduled for the Closing pursuant to Section 8.1 (as such date may be postponed pursuant to Section 8.1 or 9.1(d));

                 (c) by either party, if there shall be in effect on the Closing Date any judgment, decree or order that would prevent or make unlawful the Closing of this Agreement;

                 (d) by either party, if the terminating party is not then in breach of any material provision of this Agreement and the Closing shall not have occurred on or before December 31, 1994 (the "Upset Date"); provided that

                          A.      if by the Upset Date, the FCC Consent has not
been obtained such Upset Date shall be extended to March 31, 1995;

                          B.      if the FCC Consent becomes a Final Order
during the period which is ten (10) days prior to the Upset Date, the Upset Date shall be extended for a period of ten (10) days after the Final Order is obtained; and

                          C.      if the FCC Consent has been obtained but has
not become a Final Order by the Upset Date, the Upset Date shall be extended until ten (10) days after the FCC Consent becomes a Final Order.

Upon termination: (i) if neither party hereto is in breach of any material provision of this Agreement, the parties hereto shall not have any further liability to each other; (ii) if Seller shall be in breach of any material provision of this Agreement, Buyer shall have the rights and remedies available to it as provided hereunder or at law or equity, including monetary damages and/or the remedy of specific performance; or (iii) if Buyer shall be in breach of any material provision of this Agreement, Seller shall have the rights and remedies available to it as provided hereunder or at law or equity, including monetary damages and/or the remedy of specific performance; provided that Seller shall first present its claims to the Escrow Agent in accordance with the terms of the Escrow Agreement for payment from the Escrow Deposit. Buyer and Seller acknowledge that if Seller's claims exceed the amount of the Escrow Deposit together with any earnings thereon, Buyer and its successors and assigns shall remain liable for any such excesses. If, upon termination, Buyer shall not be in breach of any material provision of this Agreement, the Escrow Deposit, plus all interest or other proceeds from the investment thereof, less any compensation due the Escrow Agent, shall be paid to Buyer. Notwithstanding anything to the contrary in this Agreement, no partner, shareholder, director, officer, employee, agent or affiliate of Buyer, Seller or any partner of Seller shall have any personal liability as a result of the termination of this Agreement under this Section 9.1

         SECTION 10: SURVIVAL OF REPRESENTATIONS AND WARRANTIES, AND INDEMNIFICATION

         10.1 Representations and Warranties. All representations, warranties and covenants contained in this Agreement shall be deemed continuing representations, warranties and covenants, and shall survive the Closing Date, until the first anniversary of the Closing Date. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty or covenant contained herein.

         10.2    Indemnification by Seller.

                 (a) Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller shall indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                          A. Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller contained herein or in any certificate, document or instrument delivered to Buyer hereunder;

                          B. Any and all obligations of Seller not assumed by Buyer pursuant to the terms hereof;

                          C. Any and all losses, liabilities or damages resulting from Seller's operation or ownership of the Station prior to the Effective Time, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior to the Effective Time, except to the extent an adjustment is made or is to be made with respect thereto in Buyer's favor pursuant to Section 2.4 hereof; and

                          D. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

                 (b) Notwithstanding the above, (i) Seller shall have no indemnification obligations under this Agreement unless Buyer has given Seller written notice of such claims within one year after the Closing Date, and (ii) indemnification shall only be made for claims of Buyer which exceed Two Hundred Fifty Thousand Dollars in the aggregate and indemnification shall only be made to the extent of such excess over Two Hundred Fifty Thousand Dollars.

                 (c) In no event shall Seller's aggregate obligation to indemnify Buyer pursuant to this Agreement exceed $2,000,000. To provide a fund for Seller's potential obligations hereunder, Buyer shall pay at Closing $2,000,000 (the "Indemnification Fund") of the Purchase Price to First National Bank of Commerce as escrow agent (the "Indemnification Fund Escrow Agent").
The Indemnification Fund shall constitute the sole recourse of Buyer to Seller for indemnification under this Agreement. The Indemnification Fund shall be held and disposed of in accordance with the terms of the Indemnification Fund Agreement among Buyer, Seller and the Indemnification Fund Escrow Agent (the "Indemnification Escrow Agreement") which is being executed concurrently herewith and which is attached hereto as Schedule 10.2. It is understood and agreed that at the end of the first nine (9) months following the Closing Date, Buyer's right to indemnity under this Agreement shall be reduced to an amount which is the larger of (i) $1,000,000 or (ii) the amount of any claims for indemnity by Buyer pending against the Indemnification Fund as of such date and the Indemnification Fund shall be reduced accordingly. It is further understood and agreed that at the end of the first twelve (12) months following the Closing Date, Buyer's right to indemnity under this Agreement shall terminate with respect to any new claims that may be brought by Buyer after such date and the Indemnification Fund Escrow Agent shall disburse to Seller the amount by which the Indemnification Fund exceeds the amount of any claims for indemnity by Buyer pending against the Indemnification Fund as of such date, all in accordance with the terms of the Indemnification Escrow Agreement.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer shall indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document or instrument delivered to Seller hereunder;

                 (b) Any and all losses, liabilities or damages resulting from Buyer's operation or ownership of the Station on and after the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring after the Closing Date and any other liabilities assumed by Buyer pursuant to Section 2.5; and

                 (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim, and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit or proceeding was given to Claimant.

                 (b) Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim. The Indemnifying Party shall have the right to settle any third party claim without the consent of the Claimant so long as the settlement fully releases the Claimant from any and all liability with respect to such claim and the settlement does not impose any continuing obligation or liability on the Claimant.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, partners, and representatives of the Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5 No Recourse. Notwithstanding anything to the contrary in this Agreement, no partner, shareholder, director, officer, employee, agent or affiliate of Buyer, Seller or any partner of Seller shall have any personal liability for any claim for indemnification hereunder or otherwise under this Agreement.

         10.6 Exclusivity of Remedies. The remedies provided to Seller and Buyer by the post-closing indemnification provisions of this Section 10 shall be the exclusive remedies to which the respective parties are entitled after the Closing for any breach of or noncompliance with the provisions of this Agreement or any instrument or document delivered in connection herewith or for any other claim whatsoever relating to this Agreement and the transactions contemplated hereby.

         10.7 Seller's Representative. Buyer understands and agrees that Seller may be liquidated following the Closing. As a result, Seller shall have the right upon its liquidation to designate any person or entity to act as the sole representative of Seller and its partners following the Closing with respect to all indemnification matters that may arise under this Section 10. Seller shall give written notice to Buyer of the appointment of such designee and Buyer shall be conclusively entitled to rely on the authority of such designee to act on behalf of Seller and its partners with respect to all indemnification matters that may arise under this Section 10.

                           SECTION 11:  MISCELLANEOUS

         11.1 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, telecopier or sent by commercial delivery service or registered or certified mail, return receipt requested,
(iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and
(iv) addressed as follows:

         If to Seller:            J. Michael Early
                                  President and General Manager
                                  Television Station WWL-TV
                                  1024 N. Rampart St.
                                  New Orleans, Louisiana  70116-2487
                                  Telephone:  (504)  529-4444
                                  Telecopier: (504)  592-1949

                                  Barry Lewis
                                  Sandler & Associates
                                  767 Fifth Avenue
                                  45th Floor
                                  New York, New York  10153
                                  Telephone:  (212) 754-8100
                                  Telecopier  (212) 826-0280
         with a copy              W. Philip Clinton, Esquire
         (which shall             Jones, Walker, Waechter, Poitevent,
         not constitute             Carrere & Denegre
         notice) to:              Place St. Charles
                                  201 St. Charles Avenue
                                  New Orleans, Louisiana  70170
                                  Telephone:       (504) 582-8274
                                  Telecopier:      (504) 582-8012

                                  John T. Byrnes, Jr., Esq.
                                  Dow, Lohnes & Albertson
                                  1255 23rd Street, N.W.
                                  Suite 500
                                  Washington, D.C.  20037
                                  Telephone:       (202) 857-2518
                                  Telecopier:      (202) 857-2900

         If to Buyer:             Mr. Ward L. Huey, Jr.
                                  Vice Chairman of the Board
                                  President, Broadcast Division
                                  A. H. Belo Corporation
                                  400 South Record Street, 17th Floor
                                  Dallas, Texas  75202
                                  Telephone:  (214) 977-8267
                                  Telecopier: (214) 977-8209

         with a copy              Michael J. McCarthy, Esquire
         (which shall             Senior Vice President, Secretary and
         not constitute             General Counsel
         notice) to:              A. H. Belo Corporation
                                  400 South Record Street, 17th Floor
                                  Dallas, Texas  75202
                                  Telephone:  (214) 977-8249
                                  Telecopier: (214) 977-8209


or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this
Section 11.1.

         11.2 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign its rights and obligations under this Agreement to an entity eligible to file a consolidated federal income tax return with Buyer (but such assignment shall not relieve Buyer of its obligations hereunder); provided that such assignment shall not be permitted if Seller reasonably determines that such assignment would delay, hinder or otherwise jeopardize the obtainment of Material Consents. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.3 Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Louisiana without reference to the conflicts of laws provisions thereof.

         11.4 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.5 Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

         11.6 Entire Agreement. This Agreement, all schedules hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All schedules attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. Each of

Buyer and Seller acknowledges that it has not made any, and makes no promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all information previously furnished to Buyer and all prior agreements and understandings between the parties with respect to the transactions contemplated by this Agreement, including, without limitation, any information furnished by Ted Hepburn. This Agreement cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by Buyer and Seller.

         11.7 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.7.

         11.8 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

         11.9 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

         IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.


                                               SELLER:

                                               RAMPART OPERATING PARTNERSHIP

                                               By:  Rampart Broadcasting
                                                    Limited Partnership

                                                    By: Rampart Broadcasting
                                                        Company, its General
                                                        Partner

                                                    By: /s/ J. MICHAEL EARLY
                                                        Name: J. Michael Early
                                                        Title: President

                                               By:  61 Rampart Corporation

                                               By:  /s/ LEON MEYERS
                                                    Name: Leon Meyers
                                                    Title: Vice President

                                               By:  SMG Rampart Corporation

                                               By:  /s/ BARRY LEWIS
                                                    Name: Barry Lewis
                                                    Title: Vice President


                                               BUYER:

                                               A. H. BELO CORPORATION

                                               By:  /s/ ROBERT W. DECHERD
                                                    Robert W. Decherd
                                                    Chairman of the Board,
                                                    President and
                                                    Chief Executive Officer